EXHIBIT 99.1

Media Contact:                    Investor Relations Contact:
Evelyn Mitchell                    Dana Nolan
(205) 264-4551                    (205) 264-7040

Regions Financial Corporation Announces $640 Million Common Stock Repurchase Program and Declares Quarterly Common and Preferred Stock Dividends

BIRMINGHAM, Ala. - (BUSINESS WIRE) - July 14, 2016 - The Regions Financial Corporation (NYSE:RF) Board of Directors today authorized an equity repurchase program for up to $640 million of the company’s common stock and declared quarterly common and preferred stock dividends.

The proposed repurchase program was previously announced on June 29, 2016, following the Federal Reserve's indication to Regions that it did not object to the company's capital plan and proposed capital actions as part of the 2016 Comprehensive Capital Analysis and Review (CCAR) process.

The authority granted under the repurchase program expires on June 30, 2017. The timing and exact amount of common stock repurchases is subject to the terms of the company’s capital plan and will depend on various factors, including market conditions, the company's capital position and internal capital generation. The repurchase program does not include specific price targets, may be executed through open market purchases, accelerated share repurchase transactions or privately negotiated transactions, including utilizing Rule 10b5-1 programs, and may be suspended at any time.

Additionally, the Board of Directors today declared the following cash dividends on its common shares, Series A preferred shares, and Series B preferred shares:

•	A cash dividend of $0.065 on each share of outstanding common stock, payable on October 3, 2016, to stockholders of record at the close of business on September 9, 2016.

•
A cash dividend of $15.9375 per share of Series A Preferred Stock outstanding (equivalent to approximately $0.398438 per depositary share), payable on September 15, 2016, to stockholders of record at the close of business on September 1, 2016.

•
A cash dividend of $15.9375 per share of Series B Preferred Stock outstanding (equivalent to approximately $0.398438 per depositary share), payable on September 15, 2016, to stockholders of record at the close of business on September 1, 2016.

About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $126 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, mortgage, and insurance products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,600 banking offices and 2,000 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.

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